Exhibit 4.1

[            ] SUPPLEMENTAL INDENTURE

Dated as of [                    ]

among

[                                                          ],

as a New Subsidiary Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

to the

INDENTURE

Dated as of June 18, 2009

relating to the

11.625% SENIOR SUBORDINATED NOTES DUE 2017

THIS [                    ] SUPPLEMENTAL INDENTURE, dated as of [                    ] (this “Supplemental Indenture”), is by and among [                    ], a [                    ] (the “New Subsidiary Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, CB Richard Ellis Services, Inc. (the “Company”), CB Richard Ellis Group, Inc. (the “Parent”), certain subsidiaries of the Company (together with Parent, the “Existing Guarantors”) and the Trustee are parties to an Indenture, dated as of June 18, 2009 (as supplemented on September 10, 2009, November 10, 2010 and July 26, 2011 and as it may be further amended, supplemented or otherwise modified from time to time, the “Indenture”), relating to the Company’s 11.625% Senior Subordinated Notes due 2017 (the “Notes”) and related Guaranties of the Notes by the Existing Guarantors;

WHEREAS, pursuant to Section 4.13 of the Indenture, the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee the Company’s obligations with respect to the Notes on the terms set forth in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Existing Guarantors and the Trustee may amend the Indenture without notice to or consent of any Securityholder, to, among other things, (a) add guarantees with respect to the Notes, including any Guaranties, or to secure the Notes and (b) cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture as permitted by Section 9.01 of the Indenture; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Become a Guarantor. The New Subsidiary Guarantor hereby unconditionally and irrevocably guarantees the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic transmission (including Adobe .PDF) shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Subsidiary Guarantor.

8. Successors. All agreements of the Company and the New Subsidiary Guarantor in this Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9. Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10. Effectiveness. This Supplemental Indenture shall become effective, once executed, upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel, each of which shall be dated no earlier than the date hereof.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

[ ]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: